UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SIRENZA MICRODEVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Sirenza Microdevices, Inc., to be held on Thursday, May 31, 2007 at 2:00 p.m., local time, at 303 S. Technology Court, Broomfield, CO 80021.

The matters expected to be acted upon are described in detail in the following Notice of Annual Meeting and Proxy Statement.

Your vote is important. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER OF SHARES WHICH YOU HOLD. WE URGE YOU TO EXECUTE AND RETURN, AT YOUR EARLIEST CONVENIENCE, THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED. Returning the Proxy does not deprive you of your right to attend the meeting and vote your shares in person.

Thank you for your ongoing support of and continued interest in Sirenza Microdevices, Inc. We look forward to seeing you at the meeting.

Sincerely,

Robert Van Buskirk

President and Chief Executive Officer

SIRENZA MICRODEVICES, INC.

303 S. Technology Court

Broomfield, CO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Sirenza Microdevices, Inc., a Delaware corporation (the Company or Sirenza), will be held on Thursday, May 31, 2007 at 2:00 p.m., local time, at the Company’s principal executive offices located at 303 S. Technology Court, Broomfield, CO 80021, for the following purposes:

1.

To elect two Class I directors, each to serve for a term of three years until the 2010 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

2.	To ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 10, 2007 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a Proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Clay Simpson

Vice President, General Counsel and Secretary

Broomfield, Colorado

April 27, 2007

April 27, 2007

SIRENZA MICRODEVICES, INC.

303 S. Technology Court

Broomfield, CO 80021

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Sirenza Microdevices, Inc., for use at the Annual Meeting of Stockholders to be held on Thursday, May 31, 2007 at 2:00 p.m., local time, or at any adjournment or postponement thereof, at our principal executive offices, located at 303 S. Technology Court, Broomfield, CO 80021, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our telephone number at our principal executive offices is (303) 327-3030. Our fiscal year ends on December 31st of each year. Unless we indicate otherwise, references in this proxy statement to “Sirenza,” “the Company,” “we,” “us” or “our” are to Sirenza Microdevices, Inc. and its subsidiaries.

Record Date and Mail Date; Outstanding Shares

Stockholders of record at the close of business on April 10, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting. This proxy statement, the form of proxy and our Annual Report to Stockholders for the fiscal year ended December 31, 2006 will be mailed on or about May 4, 2007 to all stockholders entitled to vote at the Annual Meeting. As of the close of business on April 10, 2007, 51,475,050 shares of our common stock, $0.001 par value, were issued and outstanding.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned by mail or in person, or otherwise properly voted by telephone or internet following the instructions set forth on the proxy card, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder as marked on such proxies or communicated by telephone or internet. If no specific instructions are given, the shares represented by proxies will be voted as follows:

•	“FOR” the election of Robert Van Buskirk and Christopher Crespi (or such substitute nominees as set forth herein) to the Board of Directors as Class I directors, and

•	“FOR” ratification of the appointment of Ernst & Young LLP as independent auditors of Sirenza for the fiscal year ending December 31, 2007.

In addition, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will have discretion to vote the shares represented by proxies, or otherwise act with respect to such matters, in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing a written instrument revoking the proxy with Sirenza’s corporate secretary, by properly submitting to us by one of the methods described above a subsequent proxy prior to the Annual Meeting, or by attending the Annual Meeting and voting in person.

Votes Per Share and Required Vote

Each share of common stock outstanding as of the close of business on the record date shall be entitled to one vote on each matter properly brought before the stockholders at the Annual Meeting. Stockholders shall not be entitled to cumulate their votes on any matter brought before them at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of the nominees for director contemplated in Proposal 1, meaning that the two properly nominated persons receiving the highest number of affirmative votes cast by stockholders entitled to vote at the Annual Meeting will be elected. Proposal 2 will be considered to have been approved by the stockholders if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Solicitation of Proxies

Sirenza will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by our directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax or otherwise.

List of Stockholders Entitled to Vote

A list of the stockholders entitled to vote at the meeting, in alphabetical order, including the address and number of shares registered in the name of each such stockholder, shall be maintained at our principal executive offices, located at 303 S. Technology Court, Broomfield, CO 80021, during the 10-day period immediately preceding the meeting date, and during such time shall be available during normal business hours for examination by any stockholder for any purpose germane to the meeting. A copy of such list shall also be present at the meeting and shall be available for inspection during the meeting by any stockholder present at the meeting.

Quorum, Abstentions and Broker Non-Votes

The quorum required for the transaction of business at the Annual Meeting shall be the presence at the Annual Meeting of a majority of the shares of common stock issued and outstanding at the close of business on the record date. Shares present at the Annual Meeting in person or represented by proxy and entitled to vote (including shares which abstain or do not vote) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Because abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote for the purpose of determining whether that matter has been approved by the stockholders, such abstentions have the same effect as negative votes for any proposal requiring the affirmative vote of some percentage of the shares present at the Annual Meeting and entitled to vote.

Broker non-votes occur where a nominee such as a financial institution holds in its name shares beneficially owned by another person and returns a proxy to us with respect to such shares, but indicates that it does not have the authorization of the beneficial owner to vote the owner’s shares on one or more proposals. Broker non-votes are counted as present or represented for purposes of determining the existence or absence of a quorum at a meeting. Broker non-votes are not, however, counted or deemed to be present or represented for purposes of determining whether stockholder approval of any particular matter has been obtained, and hence will not have the effect of negative votes on a matter unless the vote required for approval of such matter is the affirmative vote of some percentage of the outstanding shares entitled to vote, without regard to whether such shares are present or represented by proxy at the meeting.

Dissenters’ Rights

There are no dissenters’ rights of appraisal associated with the matters to be acted upon in Proposals 1 and 2.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of the proxy statement may have been sent to multiple stockholders in a stockholder’s household. Sirenza will promptly deliver a separate copy of the proxy statement to any stockholder who contacts our investor relations department at (303) 327-3030 or at Sirenza Microdevices, Inc., Attn: Investor Relations Department, 303 S. Technology Court, Broomfield, Colorado 80021 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement at the stockholder’s household and would like to receive a single copy of the proxy statement for a stockholder’s household in the future, the stockholder should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of the proxy statement.

Stockholder Proposals

For a stockholder proposal to be considered for inclusion in Sirenza’s proxy statement and form of proxy for the annual meeting next year, the written proposal must be received by our corporate secretary at our principal executive offices no later than January 7, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in Sirenza’s proxy statement is instead a reasonable time before we begin to print and mail the proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is not intended to be included in Sirenza’s proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with the advance notice procedures set forth in our bylaws, which, in general, require that the notice be received by the corporate secretary not less than 120 days in advance of the one-year anniversary of the date on which the notice of the previous year’s annual meeting was mailed to the stockholders by Sirenza (in the case of the 2008 annual meeting this date is January 7, 2008). This notice must contain specified information concerning the matters proposed to be brought before such annual meeting and concerning the stockholder proposing such matters. In the event that either (i) Sirenza did not have an annual meeting during the immediately previous year, or (ii) the date of the current year annual meeting is more than 30 days from the one year anniversary of the immediately prior annual meeting, then the deadline for Sirenza’s receipt of the notice required by the bylaws shall instead be the later of (a) the date that is 120 days prior to such annual meeting, and (b) the date that is 10 days following the first public notice of the date of such annual meeting. A copy of the full text of the bylaw provision discussed above may be obtained by writing to our corporate secretary at the address below and is also available on our website at www.sirenza.com/corpgov. No information from our website is meant to be incorporated herein by this reference. All notices of proposals by stockholders, whether or not included in Sirenza’s proxy materials, should be sent to Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021, Attention: Corporate Secretary.

Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any statements concerning our possible or expected future actions by us, future results of operations, future market trends or conditions, future business or strategic plans or other future events. Forward-looking statements often include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will” and “would,” or similar expressions. These forward-looking statements are based on expectations, forecasts and assumptions as of the date of such statements and involve risks and uncertainties that could cause actual outcomes to differ materially from those expressed in these forward-looking statements, including the factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC in March 2007. We intend that these forward-looking statements be subject to the safe harbors created by the provisions mentioned above. All subsequent written or spoken forward-looking statements attributable to Sirenza or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement. We do not intend, and undertake no obligation, to update these forward-looking statements.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board of Directors, or Board, is currently comprised of six directors who are divided into three classes with terms expiring in 2007, 2008 and 2009, respectively. A director serves in office until his or her term expires and his or her respective successor is duly elected and qualified, or until his or her earlier death, removal for cause or resignation. Currently there are two Class I directors, two Class II directors and two Class III directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Only two of the current six seats on the Board of Directors are to be filled by the vote of the outstanding shares entitled to vote at the Annual Meeting. These seats are the Class I directorships, the current term of which expires on the date of the Annual Meeting. These seats are currently held by Robert Van Buskirk and Christopher Crespi, each of whom has been nominated by the Nominating Committee and Board of Directors for re-election for a three-year term, to expire on the date of our 2010 annual meeting of stockholders and the due election and qualification of his successor, or his earlier death, removal for cause or resignation.

Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Messrs. Van Buskirk and Crespi. We expect that Messrs. Van Buskirk and Crespi will accept such nominations; however, in the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee designated by the present Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Information Regarding Nominees and Other Directors

Certain background information regarding the nominees for director and our other current directors has been set forth below for your reference. There are no family relationships among any of our directors or executive officers, other than that between John Ocampo, the Chairman of the Board, and his spouse Susan Ocampo, our Treasurer. Stock ownership information for these persons is shown below under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals named therein. All ages are as of the record date.

Name	Age	Principal Occupation	Director Since	Director Class
Robert Van Buskirk	58	Chief Executive Officer of Sirenza	1999	I
Christopher Crespi	44	Private Investor	2006	I
John Bumgarner, Jr.	64	Private Investor	1999	II
Casimir Skrzypczak	66	Outside Director	2000	II
John Ocampo	48	Chairman of the Board of Sirenza	1985	III
Gil Van Lunsen	64	Retired Audit Partner	2003	III

Nominees for Class I Director

Robert Van Buskirk has served as our Chief Executive Officer since May 1999 and as our President and director since September 1999. Before joining Sirenza, Mr. Van Buskirk held the position of Executive Vice President of Business Development and Operations from August 1998 to May 1999 at Multilink Technology Corporation, a company specializing in the design, development, and marketing of high bit-rate electronic products for advanced fiber optic transmission systems. Prior to his position at Multilink, Mr. Van Buskirk held various management positions at TRW (now Northrop Grumman), a semiconductor wafer manufacturer, including Executive Director of the TRW GaAs telecom products business from 1993 to August 1998. Mr. Van Buskirk holds a B.A. from California State University at Long Beach.

Christopher Crespi has served as a director of Sirenza since January 2006. Since May 2004, Mr. Crespi has served as the co-founder and President of Pacific Realm, LLC, a small investment fund which invests in private growth companies and equity funds. From November 1999 until his retirement in January 2004, Mr. Crespi served as a Managing Director with Banc of America Securities, LLC, where he led the firm’s Telecommunications Research team. Prior to joining Banc of America Securities, Mr. Crespi spent five years working as a telecommunications research analyst, first for Montgomery Securities and then for Deutsche Bank. Before receiving his graduate degree in business, Mr. Crespi worked for seven years as an Engineer designing and marketing microwave and optical components for Avantek, Inc. a telecommunications engineering company, and then for Hewlett-Packard Company. Mr. Crespi also serves as a director of Optium Corporation, a supplier of high-performance optical subsystems for use in telecommunications and cable TV network systems, and one or more privately held companies. Mr. Crespi received his BSEE from the University of California at Davis and his MM (MBA) from the Kellogg Graduate School of Management at Northwestern University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

Incumbent Class II Directors Whose Term Expires in 2008

John Bumgarner, Jr. has served as a director of Sirenza since December 1999. Mr. Bumgarner has been engaged in private investment since November 2002, and currently serves as managing member of Utica Plaza Management Company, a family-owned real estate company. Mr. Bumgarner previously served as Chief Operating Officer and President of Strategic Investments for Williams Communications Group, Inc., a high technology company, from May 2001 to November 2002. Williams Communications Group, Inc., filed a Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York in August 2002. Mr. Bumgarner joined The Williams Companies, Inc., in 1977 and served as Senior Vice President of Williams Corporate Development and Planning and then served as President of Williams International Company as well as President of Williams Real Estate Company prior to joining Williams Communications Group, Inc. Mr. Bumgarner also serves as a director of Energy Partners, Ltd., an oil and natural gas exploration and production company, and one or more privately held companies. Mr. Bumgarner holds a B.S. from the University of Kansas and an M.B.A. from Stanford University.

Casimir Skrzypczak has served as a director of Sirenza since January 2000. From November 1999 to July 2001, Mr. Skrzypczak served as a Senior Vice President at Cisco Systems, a networking systems company. Prior to joining Cisco, Mr. Skrzypczak served as a Group President at Telcordia Technologies, a telecommunications company, from March 1997 to October 1999. From 1985 to March 1997, Mr. Skrzypczak served as President of NYNEX Science & Technology, Inc., a subsidiary of NYNEX Corporation, a telecommunications company. Mr. Skrzypczak also serves as a director of JDS Uniphase, a fiber-optic products manufacturer, ECI Telecom Ltd., a supplier of telecommunications networking solutions, WebEx Communications, a provider of web communications services, and a number of privately held companies. Mr. Skrzypczak holds a B.E. from Villanova University and an M.B.A. from Hofstra University.

Incumbent Class III Directors Whose Term Expires in 2009

John Ocampo, a co-founder of Sirenza, has served as our Chairman of the Board since December 1998 and has served as a director since our inception. From May 1999 to September 2002, Mr. Ocampo also served as our Chief Technology Officer, and from 1984 to May 1999 as our President and Chief Executive Officer. From 1982 to 1984, Mr. Ocampo served as General Manager at Magnum Microwave, an RF component manufacturer. From 1980 to 1982, he served as Engineering Manager at Avantek, a telecommunications engineering company, now Hewlett-Packard/Avantek. Mr. Ocampo holds a B.S.E.E. from Santa Clara University.

Gil Van Lunsen has served as a director of Sirenza and Chair of the Audit Committee since October 2003. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG. He was elected to the partnership in 1977. Mr. Van Lunsen is currently a member of the Board of Directors and the Audit Committee Chairman at Array Biopharma in Boulder, Colorado and a member of the Board of Directors and Audit Committee of ONEOK Partners, L.P. in Tulsa, Oklahoma. Additionally, Mr. Van Lunsen was a member of the Ethics Compliance Committee of Tyson Foods, Inc. from January 1997 to December 2002 and a member of the Board of Directors and the Audit Committee Chairman of Hillcrest Healthcare System from July 2000 to March 2005. Mr. Van Lunsen received a B.S./B.A. in accounting from the University of Denver and is a Certified Public Accountant.

CORPORATE GOVERNANCE

Board Composition

We currently have six directors. In accordance with our certificate of incorporation, the terms of office of our Board members are divided into three classes: Class I, whose term will expire at the Annual Meeting, Class II, whose term will expire at the annual meeting of stockholders to be held in 2008, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2009. The Class I Directors are Mr. Van Buskirk and Mr. Crespi. The Class II Directors are Mr. Bumgarner and Mr. Skrzypczak. The Class III Directors are Mr. Ocampo and Mr. Van Lunsen. At each future annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following their election and the due election and qualification of their successors, or until their earlier death, resignation or removal for cause. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of the Board of Directors may have the effect of delaying or preventing a Sirenza change in control. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding common stock.

Independence

Each member of the Board of Directors other than Messrs. Ocampo and Van Buskirk qualifies as an “independent director” in accordance with the published listing requirements of The Nasdaq Stock Market. Three former directors, Peter Chung, Phillip Liao and John Zucker, also served as members of the Board for portions of 2006. Mr. Chung was an independent Class I director, formerly served on our Audit and Nominating Committees, and resigned from the Board in April 2006. Mr. Liao joined the Board as a non-independent Class II director as part of our PDI acquisition in April 2006. He also served as the President of our PDI segment through December 2006, and resigned from the Board in March 2007. Mr. Liao did not serve on any committees of the Board. Mr. Zucker joined the Board as an independent Class I director as part of our October 2006 acquisition of Micro Linear Corporation, served as a member of the Compensation Committee beginning in November 2006, and resigned from the Board in April 2007.

The Nasdaq independence definition includes a series of objective tests, such as that the director is not a Sirenza employee and has not engaged in various types of business dealings with Sirenza. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Sirenza and Sirenza’s management.

Meetings and Committee Composition

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Quarterly Board meeting agendas include regularly-scheduled sessions for the independent directors to meet without management present. Board members have access to all Sirenza employees outside of Board meetings. The Board of Directors held a total of 17 meetings during 2006.

The Board of Directors has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating Committees. Each of these committees has a written charter approved by the Board of Directors, a copy of which is available for review by stockholders on our website at www.sirenza.com/corpgov. No information from our website is meant to be incorporated herein by this reference.

The members of the Board’s committees are all independent directors in accordance with the Nasdaq standards described above and are identified in the following table.

Committee Membership
Director	Audit	Compensation	Nominating
John Bumgarner, Jr.		Chair	X
Christopher Crespi	X		Chair
Casimir Skrzypczak	X	X
Gil Van Lunsen	Chair		X

The Audit Committee assists the Board of Directors in its general oversight of Sirenza’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sirenza’s independent auditors. Each member of the Audit Committee is an independent director as defined in The Nasdaq Stock Market listing standards. In addition, each member of the Audit Committee meets the specific criteria for members of Audit Committees established by the SEC and The Nasdaq Stock Market. The Audit Committee includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director”. Gil Van Lunsen is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Van Lunsen’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Van Lunsen any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Board of Directors has adopted a written charter for the Audit Committee which sets forth in detail the duties of and functions performed by the Audit Committee. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. Major functions of the Audit Committee include, without limitation: (i) review of the effectiveness of our internal control over financial reporting; (ii) review of the independence, fee arrangements, audit scope, performance and audit findings of our independent auditors; (iii) review prior to release of the audited financial statements and Management’s Discussion and Analysis contained in our Annual Report on Form 10-K; and (iv) preparation of reports to be included in our proxy statements in compliance with SEC requirements. The Audit Committee held a total of 8 meetings in 2006.

The Compensation Committee is responsible for reviewing and approving our compensation policy for our officers, employees, directors and consultants, and also for reviewing and approving, alone or in combination with the other independent directors on the Board, all forms of compensation to be provided to our executive officers. The Committee is also responsible for reviewing and approving general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined, and for approving or making recommendations to the Board regarding any other plans for the provision of compensation to our employees that may be proposed. The Compensation Committee also administers our equity compensation plans. For more discussion of the role of the Compensation Committee, please see our “Compensation Discussion and Analysis” below. The Compensation Committee held a total of 6 meetings in 2006.

The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Nominating Committee establishes procedures for the nomination process and nominates candidates for election to the Board. The Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors. The Nominating Committee held 2 meetings in 2006.

No incumbent director attended fewer than 75% of the aggregate of the number of meetings held by the Board of Directors in 2006 during the period in which he served as a director and the number of meetings held in 2006 by committees, if any, upon which such director served during the period in which such director served on such committees.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our Compensation Committee consists of Mr. Bumgarner and Mr. Skrzypczak. No member of the Compensation Committee was an employee of Sirenza or its subsidiaries during 2006 and no member is a former officer of Sirenza or its subsidiaries. None of our executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Identifying and Evaluating Nominees for Director

Our Nominating Committee has adopted Board membership criteria that apply to recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest personal and professional ethics, integrity and values. They should have key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as possess demonstrated sound business judgment gained through broad experience in significant positions where the candidate has dealt with management, technical, financial or regulatory issues. A candidate should have the disposition to act independently in respect of Sirenza and others in order to protect the long-term interests of Sirenza and all stockholders. A candidate needs to be able to devote sufficient time to carry out his or her duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. A candidate should have sufficient financial or accounting knowledge to add value in the financial oversight role of the Board of Directors. Finally, an independent director candidate should have no material relationship that could create an appearance of lack of independence with respect to Sirenza and should have no conflict of interest with Sirenza’s business. These factors, and others as considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Consideration of new Board nominee candidates typically involves internal discussions, review of information concerning candidates and interviews with selected candidates. The committee may also employ a search firm or pay fees to background checking services or other third parties in connection with seeking or evaluating Board nominee candidates. Candidates for nomination to the Board typically are suggested by Board members or by employees. The Nominating Committee considers properly submitted nominees proposed by stockholders. Candidates proposed by stockholders are evaluated by the Nominating Committee using the same criteria as for other candidates. To recommend a prospective nominee for the Nominating Committee’s consideration, you may submit the candidate’s name and qualifications in writing to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares to elect such nominee and provide the information required by our bylaws, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to Sirenza and its stockholders. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the time period described elsewhere in this proxy statement under “Stockholder Proposals”.

Policy Regarding Director Attendance at Annual Stockholders Meeting

Our policy with respect to director attendance at annual meetings of stockholders is that members of the Board of Directors are encouraged to attend the annual meeting of stockholders in person or via teleconference. All then-serving members of the Board of Directors attended the 2006 annual meeting of stockholders.

Communications with the Board

Stockholders may communicate with the Board by writing to them by mail c/o Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, Colorado, 80021. Any stockholder communications directed to the Board of Directors or a member of the Board will first be delivered to Sirenza’s corporate secretary, who will forward all communications to the Board of Directors for review.

Director Compensation

In 2006 our standard compensation arrangements for our independent directors were as follows:

•	A $25,000 annual retainer for each non-employee director;

•

An annual cash stipend of $5,000 for each member of the Audit Committee, and $2,500 for each member of the Compensation and/or Nominating Committees, in each case excluding the chairmen of such committees; and

•	An annual cash stipend of $12,500 for the chairman of the Audit Committee, $5,000 for the chairman of the Compensation Committee and $2,500 for the Chairman of the Nominating Committee.

These cash payments are calculated and paid in quarterly installments. Directors are also reimbursed for expenses in connection with attendance at Board of Directors and committee meetings, including the expenses of attendance by their spouses at a limited number of Board functions each year where spousal participation is encouraged. Independent directors may not receive consulting, advisory or other compensatory fees from Sirenza in addition to their Board compensation. In 2006 we also began offering health benefits to our non-employee directors. Employee directors are not paid for Board service in addition to their regular employee compensation.

Directors are also eligible to participate in our Amended and Restated 1998 Stock Plan. Pursuant to the Amended and Restated 1998 Stock Plan, in years prior to 2006, non-employee directors were automatically granted an option to purchase 40,000 shares of common stock upon their initial election to the Board of Directors, and an option to purchase an additional 10,000 shares of common stock each year following our annual stockholders meeting, so long as on such date, he or she had served on the Board of Directors for at least the previous six months. Each such grant vested over a period of four years following the grant date. In 2006, the initial grant was changed to the grant of a restricted stock award for 10,000 shares of restricted common stock, and the annual award was changed to a grant of a restricted stock award for 3,000 shares of restricted common stock, to be provided so long as the director has served on the Board of Directors for at least part of the current fiscal quarter and the immediately preceding fiscal quarter. Each such grant vests in three equal annual installments on each anniversary of the grant date.

In connection with any merger of Sirenza with or into another corporation or the sale of all or substantially all of the assets of Sirenza, each outstanding award under the Amended and Restated 1998 Stock Plan will be assumed or an equivalent award substituted by the successor corporation. In the event the successor corporation refuses to assume or provide a substitute award, the award immediately will vest and become exercisable (if applicable) as to all shares subject to it. With respect to any options automatically granted to and held by a non-employee director under the Amended and Restated 1998 Stock Plan that are assumed or substituted for, if following such assumption or substitution the optionee’s status as a director of Sirenza or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the optionee, then the optionee will have the right to exercise the option as to all the stock subject to the option, including shares not otherwise vested or exercisable. With respect to any shares of restricted stock issued upon exercise of a restricted stock purchase right automatically granted to a non-employee director under the Amended and Restated 1998 Stock Plan that are assumed or substituted for, if following such assumption or substitution the director’s status as a director of Sirenza or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the director, then the mandatory forfeiture restriction with respect to any such shares shall lapse immediately.

The table set forth below summarizes the 2006 compensation paid to each of our non-employee directors serving for any portion of 2006:

Director Compensation Table for 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Gil Van Lunsen	$40,000	$3,427	(3)	$55,222	$4,196	(6)	$102,845
Christopher Crespi	32,500	18,918	(3,4)	—	6,868	(7)	58,286
Casimir Skrzypczak	32,500	3,427	(3)	50,639	6,385	(8)	92,951
John Bumgarner, Jr.	32,500	3,427	(3)	39,845	87	(9)	75,859
John Zucker (10)	6,875	3,459	(5)	—	—		10,334
Peter Chung (11)	8,125	—		11,581	—		19,706

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), for restricted stock awards held by the directors, disregarding any estimate of forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), for stock option awards held by the directors, disregarding any estimate of forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These amounts include the impact of options granted in years prior to 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(3)

A restricted stock award for 3,000 shares was granted to the director on August 10, 2006, having a grant date fair value of $26,400 based on the closing price of our stock on August 9, 2006 of $8.80 per share. As each grant is subject to vesting, any amount realized from the award by the director may be more or less than this amount.

(4)

A restricted stock award for 10,000 shares was granted to the director on January 19, 2006, having a grant date fair value of $53,000 based on the closing price of our stock on January 18, 2006 of $5.30 per share. As each grant is subject to vesting, any amount realized from the award by the director may be more or less than this amount.

(5)

A restricted stock award for 10,000 shares was granted to the director on November 10, 2006, having a grant date fair value of $74,800 based on the closing price of our stock on November 9, 2006 of $7.48 per share As each grant is subject to vesting, any amount realized from the award by the director may be more or less than this amount.

(6)	Consists of $2,953 in expenses for spouse travel to a Board function where spouses were invited, as well as $1,243 of related state and federal tax reimbursement.
(7)	Consists of Sirenza portion of cost of health care benefits provided, which were offered to all non-employee directors in 2006.
(8)

Consists of $3,997 in expenses for spouse travel to a Board function where spouses were invited, $1,911 of related state and federal tax reimbursement, and $477 representing the Sirenza portion of the cost of health care benefits provided in 2006.

(9)	Consists of expenses for spouse travel to a Board function where spouses were invited.
(10)	Mr. Zucker joined the Board in October 2006 and resigned from the Board in April 2007.
(11)	Mr. Chung resigned from the Board in April 2006.

Outstanding Restricted Stock Awards and Stock Options as of December 31, 2006

The non-employee directors had the following restricted stock awards and option awards outstanding at December 31, 2006:

Mr. Van Lunsen—	3,000 restricted stock awards and 60,000 stock options.
Mr. Crespi—	13,000 restricted stock awards.
Mr. Skrzypczak—	3,000 restricted stock awards and 56,000 stock options.
Mr. Bumgarner—	3,000 restricted stock awards and 15,418 stock options.
Mr. Zucker—	10,000 restricted stock awards.

Code of Ethics

We have adopted a code of business ethics and conduct applicable to our directors and officers, including our principal executive officer, principal financial officer and controller, known as the Code of Business Ethics and Conduct. The Code of Business Ethics and Conduct is available for review by stockholders on our website at www.sirenza.com/corpgov. No information from our website is meant to be incorporated herein by this reference. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our code of ethics by filing a current report on Form 8-K with the Securities and Exchange Commission disclosing such information, or by posting such information on our website, at the address specified above, within the period required by Item 5.05 of Form 8-K and, as applicable, the listing standards of The Nasdaq Stock Market.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has audited our financial statements since 1996, and the Audit Committee of our Board has selected Ernst & Young LLP as our independent auditors to audit our financial statements for the fiscal year ending December 31, 2007. The Board of Directors recommends that stockholders vote for ratification of such appointment. A representative of Ernst & Young LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors as requested in Proposal 2 is not required by our bylaws or otherwise. The Board of Directors is submitting this proposal to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain this firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Sirenza and its stockholders.

Fees Paid to Ernst & Young LLP

The following table shows the fees for audit and other services provided by Ernst & Young LLP for fiscal years 2006 and 2005. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2006	2005
Audit	$925,060	$478,000
Audit-related	$—	$—
Tax	$—	$—
All other	$—	$—

Audit Fees

This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young LLP’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions, and includes assistance with registration statements and acquisitions.

Audit-Related Fees

In 2006 and 2005 Ernst & Young LLP did not bill us for any professional services reasonably related to the performance of the audit or review of our financial statements which are not reported above under audit fees.

Tax Fees

In 2006 and 2005 Ernst & Young LLP did not bill us for any professional services related to tax compliance.

All Other Fees

In 2006 and 2005, Ernst & Young LLP did not bill us for any professional services other than as described above.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

Audit Committee Pre-Approval Policies

All services performed by the independent auditors must be pre-approved by the Audit Committee. Such pre-approval may be granted at any time up to one year in advance of commencement of the specified services.

The Audit Committee may, in its discretion, establish fee thresholds for pre-approved categories of services which do not require specific approval by the Audit Committee for a particular service. Such pre-approved categories are detailed as to the service covered and the Audit Committee is periodically informed of the provision of each service. In addition, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee will not approve the provision of any prohibited service as set forth in the applicable regulations of the SEC and the Public Company Accounting Oversight Board. During 2006, no services were provided by the independent auditors under the de minimis rules set forth in Rule 2-01 of Regulation S-X promulgated by the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT AUDITORS FOR THE 2007 FISCAL YEAR.

EXECUTIVE COMPENSATION

Later in this proxy statement, under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables summarizing the compensation earned or paid in 2006 to Messrs. Van Buskirk, Bland, Quinnell, Hilgendorf and Simpson, whom we refer to as our named executive officers. In the “Compensation Discussion and Analysis” section immediately below, we provide an overview and analysis of the material elements of our compensation of the named executive officers. The discussion below is intended to help you better understand the detailed information provided in the tables and to provide context for that information.

Compensation Discussion and Analysis

Compensation Program Objectives and Philosophy

Our overall objective in compensating executive officers is to attract, retain and motivate talented executives who can help us achieve our overall corporate goal to be “The RF Component Supplier of Choice,” as well as such more specific financial and strategic goals as we may identify internally from time to time. In attempting to meet this objective, our overall executive compensation philosophy is informed by the following principles:

The total potential compensation offered by Sirenza should be competitive in the marketplace.    Our compensation decisions with respect to executive officers are influenced by our assessment of the competitive marketplace. We review regional and national compensation survey data on technology and other companies from independent sources in an effort to ensure that the total compensation we offer executives and other employees is competitive and appropriate. Our philosophy is to focus on total potential compensation, including base salary, annual cash incentive potential, long-term incentives in the form of equity-based awards, and employee benefits.

Variable compensation should be a meaningful portion of executives’ total potential compensation.    While we have not adopted a strict numerical target ratio of base salary, annual variable cash incentives and long-term incentives as a percent of total potential compensation, we believe that variable compensation should represent a meaningful portion of total potential compensation. We also believe that the variable component of an individual’s compensation should generally increase as the individual’s business responsibilities increase, as that individual’s efforts can have a more direct and substantial effect on Sirenza’s overall performance. Variable compensation includes the cash incentive plans we adopt for the first and last six months of each year, as well as the long-term incentives we provide employees in the form of equity awards, which are subject to vesting restrictions intended to promote employee retention.

Variable compensation should be related to Sirenza and individual performance in both the near and long term.    We believe that the variable compensation paid to our executive officers should vary based on Sirenza’s performance. Our cash incentive plans provide employees with variable incentives linked to achievement of Sirenza’s near-term operating and financial goals. When Sirenza performs well against these metrics, executives will generally receive greater variable compensation. When we fail to meet those objectives, variable compensation will be lower or will not be paid. As their value rises and falls with our stock price, our equity awards tie our employees’ fortunes directly to Sirenza’s long-term performance. Each executive’s individual variable compensation will also vary based on individual levels of responsibility, performance and overall value to Sirenza.

Compensation should encourage executives to think like Sirenza stockholders.    We believe that equity-based compensation encourages our executives to think and behave like Sirenza stockholders, and to make decisions that increase long-term stockholder value. We have historically granted equity-based awards, such as stock options and restricted stock awards, to many of our employees, including our named executive officers. In addition, we have an employee stock purchase plan that enables employees to purchase Sirenza stock at a discount through payroll deductions.

Administration of our Compensation Programs

The Compensation Committee of our Board of Directors, or Committee, is composed entirely of independent directors and is responsible for reviewing and approving our compensation policy for our officers, employees, directors and consultants, and also for reviewing and approving, alone or in combination with the other independent directors on the Board, all forms of compensation to be provided to our executive officers, including the named executive officers. The Committee is also responsible for reviewing and approving general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined, and for approving or making recommendations to the Board regarding any other plans for the provision of compensation to our employees that may be proposed. The Committee is also responsible for administering our equity incentive compensation programs, including our 1998 Stock Plan and 2000 Employee Stock Purchase Plan, in which executive officers and other employees are eligible to participate.

The Committee evaluates the performance of our Chief Executive Officer, and reviews the Chief Executive Officer’s evaluation of our other executive officers. As directed by the Board, the other independent directors on the Board may also participate in the review of the Chief Executive Officer’s performance and determination and approval of the Chief Executive Officer’s compensation. The Chairman also evaluates the performance of the Chief Executive Officer and makes recommendations to the Committee regarding his compensation. The Chief Executive Officer evaluates the performance of the other executive officers and makes recommendations regarding their compensation to the Committee. The General Counsel typically attends each Committee meeting and acts as secretary of the meeting. If these executive officers are in attendance at a Committee meeting where their own particular compensation is to be discussed, they recuse themselves from such discussions as needed to allow for frank discussion by the Committee. While the Committee reviews and oversees the administration of our employee compensation and employee benefit programs generally, the day-to-day design and administration of such programs and policies applicable to our employees is handled by teams of our human resources, finance, legal and other personnel.

The Committee sets a schedule of regular meetings at the beginning of each year, and also calls special meetings or acts by written consent from time to time as needed to carry out its responsibilities. The Committee met 6 times in 2006. While our Committee currently meets quarterly regarding equity grant proposals and every other quarter to set our half-year cash incentive programs, the Committee may review executive compensation as a whole, or any individual component of executive compensation for one or all executives at various times during the year, and we do not have a set annual schedule for review of executive compensation matters. The Committee has the authority to engage its own independent advisors to assist it in carrying out its duties, but did not engage any advisors in 2006.

Overview of Components of Our Compensation Program and What They are Designed to Reward

The different elements of our compensation program are designed to encourage and reward different behaviors:

•	Base salary and employee benefits are designed to attract and retain employees over time.

•

Variable compensation, such as the potential cash payments available semi-annually under our six-month exempt employee cash incentive plans, is designed to focus employees on Sirenza’s financial and strategic goals for the relevant period.

•

Although none were granted to the named executive officers in 2006, we do use other bonus payments from time to time to create incentives for individual performance goals, and to attract and retain individual employees.

•

Long-term incentives, such as the equity awards issuable under our stockholder-approved 1998 Stock Plan, encourage recipients to think like stockholders and increase long-term stockholder value, promote employee retention, and in the case of performance-based awards can focus executives’ efforts on behaviors within their control that can enable corporate goals, such as increases to Sirenza’s stock price over a given period or achievement of other individual or corporate targets.

•

Employment agreements featuring severance or change in control arrangements are intended to help Sirenza attract and retain talented executives in a competitive marketplace where such protections are commonly offered. The change in control provisions of Sirenza’s 1998 Stock Plan and its General Incentive Plan Terms and Conditions encourage employees to remain focused on Sirenza’s business in the event of rumored or actual fundamental corporate changes.

Components of Our Compensation Program

Base Salary

The Committee has approved, and reviews and updates from time to time, a pay grade classification system applicable to all salaried employees. Each employee, including each named executive officer, is assigned a pay grade within that system. Each grade is assigned a minimum, mid-point and maximum base salary figure, as well as a maximum annual variable cash incentive potential expressed as a percentage of the base salary figure. The assignment of a pay grade and the base salary level selected within the range represented by that pay grade for a particular employee are based on the responsibilities and relative seniority of the employee’s position, the particular qualifications and experience of the employee, and the perceived value of the employee to Sirenza.

The pay grade classification system is used to set the compensation levels of new hires, and also as a frame of reference for adjustments to compensation that may be warranted when an employee assumes a new role, is promoted or demoted, or when their compensation is being periodically re-evaluated as to its continuing appropriateness. A percentage measure of a given employee’s salary against the mid-point of his or her pay grade salary range, or compa ratio, may also be taken into account in determining the appropriate salary for an individual within a pay grade range, and in attempting to maintain internal equity in terms of the salaries set for persons in internal peer positions.

In compiling the pay grade system, we review regional and national average compensation survey data from independent sources such as Radford Surveys & Consulting, Culpepper Compensation & Benefits Surveys, and Mountain States Employer’s Council, which include data from both technology companies and other types of businesses, in an effort to ensure that the total compensation we offer executives and other employees is competitive and appropriate. Given our assessment of the competitive landscape we face in recruiting and retaining talent, our pay grade classifications are currently targeted at yielding an above-average range of combined base salary and annual variable cash incentive compensation potential relative to the marketplace.

Our assessment of the market for talent in which we compete and the targets we employ may change over time. We employ a separate pay grade classification for employees in our California sites, which we believe have a significantly higher cost of living than our Colorado headquarters and our other domestic locations, and we also vary our compensation practices for employees at our foreign sites depending on local market conditions.

In May 2006, the Committee reviewed and increased the salary of Mr. Van Buskirk, our Chief Executive Officer, or CEO, from $325,000 annually to $375,000 annually. In taking this action, the Committee considered in particular Mr. Van Buskirk’s overall performance since his last salary increase in July 2004, our improving revenues, earnings, cash flows and overall financial performance in 2005 and 2006 through that date, and our recent acquisition and integration through that date of PDI, which had multinational operations and would entail increased responsibility for Mr. Van Buskirk in managing a significantly larger and more complex business in the future.

In May 2006 and December 2006, the CEO recommended that the Committee increase the base salaries of each of the other named executive officers, and the Committee reviewed and increased the base salaries for each officer. In connection with the May increases, in addition to any individual-specific considerations noted below, the Committee considered each individual’s overall performance in 2005 and 2006 through that date, as well as the other factors noted above regarding our financial and strategic performance during that period, the increasing scope and complexity of our business, and each individual’s increasing level of responsibility. In connection with the December increases, in addition to any individual-specific considerations noted below, the Committee considered the continuing improvement in our financial results in 2006 through that date, the continued expansion of our business through the Micro Linear acquisition completed in October 2006, and the increasing scope of responsibility for each officer and the importance of retaining their continued services by providing competitive base salary compensation.

The Committee increased the salary of Mr. Bland, our Chief Financial Officer, from $259,000 to $285,000 in May, and subsequently to $295,000 in December. The Committee increased the salary of Mr. Quinnell, the Interim President of our PDI segment, from $222,500 to $240,000 in May, and subsequently to $255,000 in December. In connection with the increases, the Committee also considered the key role played by Mr. Quinnell in completing both the April PDI acquisition and the October acquisition of Micro Linear in his then-capacity as our Executive Vice President of Corporate Development (Mr. Quinnell assumed his new role in December 2006). The Committee increased the salary of Mr. Hilgendorf, the President of our SMDI segment, from $198,000 to $215,000 in May, and subsequently to $230,000 in December. In connection with the December increase, the Committee also considered Mr. Hilgendorf’s transition from his role as our Chief Strategy Officer to his current role as the head of our largest operating segment, which involved an increase in responsibilities. The Committee increased the salary of Mr. Simpson, our Vice President and General Counsel, from $190,000 to $209,000 in May, and subsequently to $216,500 in December. The salary increases awarded in 2006 as a whole to the named executive officers averaged 15%.

Cash Incentive Plans and Payouts

During 2006, our named executive officers other than the CEO participated in the same two six-month cash incentive plans as our other U.S.-based salaried employees generally, each of which provided for an incentive pool to be funded in the event that we met financial performance targets set by the Committee for the relevant period. Half of each participating employee’s maximum variable cash incentive compensation for 2006, as determined by their pay grade, was payable under each plan. As this amount is a function of each employee’s salary, an increase or decrease in salary during a plan period causes a corresponding adjustment in the amount potentially payable to the employee under the plan. While the CEO was not a participant in each plan, the Committee and the CEO agreed at the beginning of 2006 that he would be judged by the same metrics as the plan participants when the Committee determined what portion, if any, of his maximum variable cash incentive compensation for 2006 had been earned.

First Half 2006:    The incentive plan for the first half of 2006 was intended to reward profitable growth, and provided for a pool to be funded if we achieved targeted levels of what we refer to as pro forma income, or PFI, in the first and second quarter of 2006 combined. For purposes of the plan, PFI was calculated by taking our aggregate net income for the first two quarters of 2006 as calculated in accordance with GAAP, and then excluding the effect of regularly reported non-cash charges and infrequent or unusual events, including, without limitation, charges for the amortization of acquisition-related intangible assets and inventory step-up, compensation expenses related to employee equity awards, and severance costs. The PFI calculation also excludes the impact of any incentive payouts resulting from the plan itself. PFI was selected as the most appropriate measure of performance in 2006 as Sirenza believed it represented an integrated measure of our relative success at generating revenue and gross margin and operating efficiently as a whole during a given plan period, and also that it represented the metric most widely used by analysts and investors to evaluate our financial performance in a given period or compare our performance across a number of periods.

Under the plan, an incentive pool would be funded if we achieved $4.6 million or more of PFI in the plan period, and any pool funded would be increased by a factor of 10% in the event that our revenue for the same period grew by at least 25% over the revenue achieved in the corresponding period in 2005, meaning that if all targets were achieved, 110% of the maximum pool could be paid. Below the $4.6 million PFI target level, no pool would be funded. Upon reaching that target, 60% of the total pool would be funded, and upon reaching $5.2 million and $5.8 million of PFI, 80% and 100% of the pool would be funded, respectively.

The maximum aggregate potential pool consisted of one half of each participating employee’s annual variable cash incentive potential, as determined by their pay grade and base salary, plus the 10% step-up in the event the revenue growth metric was achieved. In the event that a pool was funded, management (and in the case of executive officers, the Committee) reserved the right to award a participating employee more or less than their pro rata share of the pool, based on the employee’s individual performance and contribution to our success, the contribution of each division or department or other factors. The Committee also reserved the right to modify or cancel the plan at any time in its discretion.

Our PFI for the first six months of 2006, calculated as described above, exceeded the 100% plan funding target, and our revenue for the same period exceeded the 25% year-over-year growth target, resulting in the 110% of maximum pool being funded. As a reward to non-executive employees for their strong contribution to our success in this period, rather than recommending that each named executive officer receive their maximum potential award under the plan, the CEO recommended that a portion of the 10% pool increase amount otherwise allocable to participating employees within the two highest pay grades (including Messrs. Bland, Quinnell and Hilgendorf) be allocated instead to non-executive employees. In July 2006, the Committee, agreeing with the CEO’s recommendation, approved incentive pay-outs under the plan to Messrs. Bland, Quinnell and Hilgendorf in amounts representing approximately 92%, 93% and 92%, respectively, of the maximum amount each otherwise could have received from the pool. Mr. Simpson, being at a lower pay grade, was not affected by this reduction and received his maximum potential payout. The Committee reviewed Mr. Van Buskirk’s performance as CEO for the first half of 2006, and in consideration of Sirenza’s performance against the first half cash incentive plan metrics and the CEO’s leadership and other contribution to this performance, the Committee awarded him an incentive payment approximating 51% of his total cash incentive potential for the 2006 fiscal year, which was equivalent to 92% of the maximum amount he could have received under the first half incentive plan had he been a participating employee in such plan. The amounts of each incentive payout noted above for the named executive officers are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Second Half 2006:    The cash incentive plan applicable to SMDI segment salaried employees for the second half of 2006, in which all named executive officers but the CEO participated, featured a different structure than the first half of 2006 plan in large part due to our April 2006 acquisition of PDI, which resulted in our expansion from one to two business segments. The plan was designed to reward profitable growth of both the SMDI segment and Sirenza as a whole in that period, and to encourage cooperation between the two business segments. 85% of the maximum potential incentive pool that could be funded under the plan was based on the PFI of the SMDI segment, and 15% of such incentive pool was based on the PFI of Sirenza as a whole. 60% funding of the SMDI segment portion of the pool was to occur if that segment’s PFI for the second half of 2006 exceeded its PFI for the first half of 2006 by at least 18%, and additional increases were to be rewarded on a sliding scale up to 100% funding at or above a 56% increase over its first half 2006 PFI. 60% funding of the Sirenza portion of the pool was to occur if Sirenza’s PFI for the second half of 2006 exceeded its PFI for the first half of 2006 by at least 37%, and additional increases were to be rewarded on a sliding scale up to 100% funding at or above an 81% increase over its first half 2006 PFI.

While our performance in the second half of 2006 met the minimum threshold for funding a bonus pool under the plan, our results in the fourth quarter of 2006 in particular fell below our expectations for PFI. The Committee took these considerations into account in exercising its discretion under the incentive plan to fund no bonus pool despite the minimum threshold having been met. Accordingly, the named executive officers received no incentive payouts for the second half of 2006. Based on the same factors, the Committee did not authorize an incentive payout to Mr. Van Buskirk for this period.

Long-Term Incentives

We believe that equity incentive awards can serve as an effective, cost-efficient and competitive long-term incentive and retention tool for our executives and other employees, and view such awards as an important component of our performance-based compensation philosophy. The ultimate value an employee or executive officer will derive from one of our stock option, performance share or restricted stock awards, which generally vest over multiple years, depends on what happens to our stock price during the period it vests. If the stock price increases, the employee shares in this increase in stockholder value. If the price declines, the value of the employee’s award declines with that of our other stockholders. We believe this not only helps to retain our valued employees in a competitive labor market, but also encourages them to think and behave like owners and make decisions that increase long-term stockholder value.

Grant Administration, Timing and Pricing.    Equity-based incentives are granted to our named executive officers under our stockholder-approved 1998 Stock Plan. The Board and Committee have granted equity awards at regular or special meetings or by unanimous written consent. The Board of Directors has also delegated authority to the Chief Executive Officer of the Company, in his capacity as a member of the Board, to make specified equity grants to non-executive officer employees from time to time, and generally to grant options under the Plan in increments of no more than 10,000 shares, and performance shares and restricted stock awards in increments of no more than 5,000 shares, to non-officer employees of the Company from time to time. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, in the past we have made new hire grants that were effective as of the later of the date of approval or the newly hired employee’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a predetermined future date.

All stock option grants have a per share exercise price equal to the fair market value of our common stock on the grant date, which we determine by reference to the most recent closing price for our stock as quoted on the Nasdaq Global Market as of the time the grant approval becomes effective. Restricted stock awards have an exercise price of $0.001 per share, the par value of our common stock, regardless of what the fair market value of our common stock is on the grant date. Performance share awards have no associated exercise price.

In April 2006, we began a practice of approving all equity awards at regular Committee meetings we schedule once per fiscal quarter, usually on or about the tenth day of February, May, August and November. We believe this practice has a number of benefits, including:

•

providing assurance that grant timing is not being manipulated for the benefit of insiders, as the relevant Committee meeting dates are scheduled well in advance and take place after we have publicly announced our financial results for the most recently completed fiscal quarter and the market has had time to digest that information;

•

making it more likely that grants will vest in an unrestricted period under our insider trading policy, such that the recipient will likely not be in possession of material, non-public information regarding Sirenza, and therefore will be able to sell a portion or all of the vested shares if they wish, whether to cover the tax burden associated with the vesting or otherwise; and

•	reducing the overall administrative burden associated with our equity awards.

We have not timed, and do not intend to time, the grant of equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, we have not timed, and do not intend to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity compensation awards typically vest over a multi-year period, the value to recipients of any immediate increase in the price of our stock following a grant is limited and subject to change.

Type of Awards Chosen.    Through August 2005, our equity compensation for executive officers generally took the form of stock option grants priced at fair market value, which have value only if the price of our stock increases above the fair market value on the grant date and the executive remains employed by us for the period required for the shares to vest. While vesting schedules varied from grant to grant, we typically provided for vesting over four years, with 25% of the award vesting at the end of the first year and 1/48th of the award vesting monthly thereafter.

While we have not ruled out granting stock options in the future, we have not granted any since August 2005, electing instead to employ restricted stock awards (and less frequently, performance share awards) to provide longer-term incentives to eligible employees. To date, named executive officers have received only stock option grants and restricted stock awards, and have not been issued any performance share awards. Our restricted stock awards are granted at a nominal exercise price of par value, or $0.001 per share, and while vesting requirements vary and these awards may be subject to either time-based or performance-based vesting, the most common vesting schedule is for one third of the award to vest on each anniversary of the grant date.

While we may make use of options or the other types of awards available under the plan from time to time to compensate executive officers as the Committee deems appropriate, we currently view restricted stock awards as our preferred choice for equity compensation generally. In particular, the Committee believes that these restricted stock awards provide powerful incentives to the grantee to maximize long-term stockholder value, retain the grantee’s services more effectively than stock options, provide more predictable accounting for related compensation expense than stock options, and offer less near-term and potentially long-term dilution to our stockholders than stock options, both because we believe fewer restricted stock awards are needed to provide a retention and incentive value similar to stock options and also because restricted stock awards of the type described above count against our equity plan share reserves on a 2 shares for every 1 share granted basis.

Named Executive Officer Awards.    The number of shares subject to any equity award the Committee grants to a named executive officer and the vesting schedule for such grant is determined based on a variety of factors, including the Committee’s (or in the case of the other named executive officers, the CEO’s) evaluation of the recipient’s performance in the near term and over the course of his or her service with us, the retention and/or incentive purpose of the particular grant, the other equity grants the individual currently has and their continuing retention or incentive value, the terms of grants to internal peers, the Committee’s perception of the grantee’s overall value to Sirenza, the future compensation expense that will result from the grant and, most importantly, the total compensation package of the individual.

Although we delivered strong results in the second half of 2005, including what at that time were record levels of $36.7 million in second half revenue and $3.8 million in second half net income, we fell slightly below the internal PFI target we had set under our salaried employee cash incentive plan for that period, resulting in no pool being funded. Messrs. Van Buskirk and Ocampo recommended to the Committee that restricted stock awards be made to more than 100 employees identified by their managers as key contributors, including each of the named executive officers other than Mr. Van Buskirk, both in recognition of our achievements and as a retention device and an incentive to further improve our results in 2006. Effective January 30, 2006, the Compensation Committee made the restricted stock award grants to the named executive officers (other than Mr. Quinnell, who at that time was not considered one of our executive officers) noted in the table below entitled “Grants of Plan-Based Awards,” including a 10,000 share grant to Mr. Van Buskirk on its own motion, and also delegated authority to Mr. Van Buskirk to grant up to 119,300 additional awards on the same terms to the non-executive officer key contributors in such amounts as he determined. Mr. Van Buskirk approved such additional grants on the same date, including the award noted for Mr. Quinnell in the table below entitled “Grants of Plan-Based Awards.” In keeping with their purpose, our reacquisition right as to all such grants lapsed as to 40% of such shares on the date that was six months following the grant date, and as to the remaining 60% of such shares on the one-year anniversary of the grant date, in each case so long as the recipient remained employed by us through such date. The reacquisition right also would have lapsed as to 100% of the subject shares in the event that the recipient ceased to be employed by us by reason of death, disability, termination for convenience or a reduction in force.

In August 2006, at the recommendation of the Chairman, the Committee reviewed Mr. Van Buskirk’s current equity incentives and considered whether additional equity incentives were warranted. As noted in the table below entitled “Outstanding Equity Awards at Fiscal Year-End,” Mr. Van Buskirk’s prior stock option grants were all fully-vested by the end of 2006, and while 50,000 shares from a 2004 restricted stock award continued to vest, all would be vested by June 2007, at which point no further unvested equity incentives would remain. The Committee considered the need for further equity awards to retain Mr. Van Buskirk’s services in future periods. The Committee also considered Mr. Van Buskirk’s leadership of Sirenza in 2005 and 2006 to date and its relation to Sirenza’s significant successes during that time, in particular with regard to the acquisition of PDI completed in April 2006, our largest ever. The Committee also considered the substantial amount of additional work that remained to be done in advancing our strategic goals, as well as Mr. Van Buskirk’s total compensation package at that time. The Committee concluded that further near and long-term equity incentives were appropriate to ensure Mr. Van Buskirk’s continued leadership in future periods. The award of 150,000 restricted shares, with 25,000 shares vesting in May 2007, 25,000 in May 2008 and 100,000 in May 2009, reflected the Committee’s dual purposes of rewarding the CEO’s exemplary recent past performance and retaining his services for the near and long term.

Also in August 2006, at Mr. Van Buskirk’s recommendation, the Committee approved a restricted stock award of 15,000 shares to Mr. Quinnell, vesting as to 10,000 shares in May 2007 and 5,000 shares in May 2008. Similar to Mr. Van Buskirk, Mr. Quinnell’s prior stock option grants were all fully-vested by the end of 2006, and he had only 3,750 restricted shares which would vest in January 2007. The Committee felt that it was important both to recognize Mr. Quinnell’s key role in the acquisition of PDI completed in April 2006 and to provide him with further incentives to contribute to the integration process and any further acquisition activities by us in 2007 and 2008.

In November 2006, at Mr. Van Buskirk’s recommendation, the Committee made awards noted in the table below entitled “Grants of Plan-Based Awards” to each named executive officer other than Mr. Van Buskirk. Each grantee received an award vesting in three equal annual installments over the next three years, primarily intended as a retention measure, and also an award vesting in two equal installments over the next two years, which was primarily intended to recognize the grantee’s efforts as a member of our merger and acquisitions team in executing on our two 2006 acquisitions, and also to encourage continued efforts in integrating these acquisitions and performing other merger and acquisition-related functions as the need may arise over the next two years. Variations in the number of shares awarded to each named executive officer in this regard were based on a mix of considerations, including each grantee’s relative seniority, number of other unvested equity awards held and total compensation package at that time, as well as their relative contribution to merger and acquisition activities.

Employee and Post-Employment Benefits

We offer core employee benefits coverage in order to provide our employees with a reasonable level of financial support in the event of illness or injury, and to enhance productivity and job satisfaction through programs that focus on work/life balance. The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, we offer a 401(k) plan, including a matching contribution of 50% of each dollar contributed by the employee up to a $2,500 per employee cap, to all of our U.S. employees in order to provide them with a significant retirement savings vehicle. The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Perquisites

We did not provide perquisites such as tax gross-ups, country club memberships, financial planning or tax preparation services, company cars or personal aircraft use to our named executive officers in 2006, and generally do not view such perquisites as a standard component of our executive compensation program. However, we have offered tax gross-ups, tax preparation services, housing and transportation allowances or reimbursements and similar elements of compensation to executives and non-executives in the past, particularly in the context of relocations and expatriate service arrangements, and we may continue to offer such arrangements in the future as we deem appropriate to compete globally.

Severance and Change In Control Benefits

We have entered into severance agreements and/or change of control agreements with certain of our named executive officers. Our Amended and Restated 1998 Stock Plan and the General Incentive Plan Terms and Conditions applicable to our six-month cash incentive programs also provide similar protections to all recipients of awards under them, including participating named executive officers. Severance and change in control agreements are intended to help us attract and retain talented executives in a competitive marketplace where such protections are commonly offered, and to retain executives and provide continuity of management in the event of an actual or threatened change in control. These agreements and arrangements are described in more detail under the heading “Employment Agreements and Change In Control Benefits” below.

Impact of Accounting and Tax Treatments of Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method, under which we did not restate prior period results, and we recognize compensation expense for all share-based payments granted prior to, but not yet vested as of January 1, 2006, as well as all grants made on or after that date. We recognize compensation cost for those shares expected to vest on a straight-line basis over the associated service period of the award. We measure the fair value of our restricted stock and performance share awards based upon the fair market value of our common stock on the dates of grant and recognize any resulting compensation expense ratably over the associated service period, which is generally the vesting term of the stock awards. We recognize these compensation costs net of a forfeiture rate, if applicable, and recognize the compensation costs for only those shares expected to vest.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO or any of the four other most highly compensated officers. In 2006 we did not have any deductions disallowed due to this provision.

Additional Information Regarding Executive Compensation

Summary Compensation Table For 2006

The following table provides information as to the 2006 compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who served as executive officers as of December 31, 2006. Throughout this proxy statement we refer to these persons as our named executive officers. Please refer to the information contained in our Compensation Discussion and Analysis for additional explanation and context as you review the information set forth in the Summary Compensation Table and the other tables set forth below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)*		Total ($)
Robert Van Buskirk	2006	$357,692	$328,255	$564,015	$95,000	$44,154	(4)	$1,389,116
President and Chief
Executive Officer

Charles Bland	2006	$277,538	$50,345	$92,858	$65,000	$5,212	(5)	$490,953
Chief Financial Officer

Gerald Quinnell	2006	$236,250	$77,138	$169,032	$55,000	$5,212	(6)	$542,632
Interim President, PDI segment

Norm Hilgendorf	2006	$211,423	$46,912	$68,474	$49,000	$5,239	(7)	$381,048
President, SMDI segment

Clay Simpson	2006	$203,577	$36,945	$68,160	$46,000	$5,129	(8)	$359,811
Vice President and
General Counsel

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), for restricted stock awards held by the named executive officers, and thus may include amounts from awards granted in 2006 or prior to 2006, disregarding any estimate of forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), for stock option awards held by the named executive officers, and thus include amounts from awards granted prior to 2006, disregarding any estimate of forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(3)	The amounts listed in this column represent cash incentives paid in 2006 pursuant to our cash incentive plan for the first half of 2006.
(4)

In 2006 Sirenza reduced its accrued paid time off, or PTO, balance by paying out to each U.S. employee the excess, if any, of their accrued PTO over their current annual maximum accrual rate. The amount listed includes $38,942 of accrued PTO paid out by Sirenza pursuant to this program, $2,500 of 401(k) matching contributions, $1,875 of health savings account contributions, and $837 of group term life insurance contributions.

(5)	Includes $2,500 of 401(k) matching contributions, $1,875 of health savings account contributions, and $837 of group term life insurance contributions.
(6)	Includes $2,500 of 401(k) matching contributions, $1,875 of health savings account contributions, and $837 of group term life insurance contributions.
(7)	Includes $2,500 of 401(k) matching contributions, $1,875 of health savings account contributions, $779 of group term life insurance contributions, and $85 of excess PTO paid out.
(8)	Includes $2,500 of 401(k) matching contributions, $1,875 of health savings account contributions, and $754 of group term life insurance contributions.

Grants of Plan-Based Awards Table For 2006

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)(#)		Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(i)
Robert Van Buskirk	N/A	N/A	$—	$56,250	$103,125
	N/A	N/A	$—	$47,813	$93,750
	1/30/2006	1/28/2006				10,000	(4)	$68,700
	8/10/2006	8/9/2006				150,000	(5)	$1,320,000
Charles Bland	N/A	N/A	$—	$38,475	$70,538
	N/A	N/A	$—	$33,851	$66,375
	1/30/2006	1/28/2006				7,500	(4)	$51,525
	11/10/2006	11/9/2006				9,000	(6)	$67,320
	11/10/2006	11/9/2006				3,500	(7)	$26,180
Gerald Quinnell	N/A	N/A	$—	$32,400	$59,400
	N/A	N/A	$—	$29,261	$57,375
	1/30/2006	1/28/2006				6,250	(4)	$42,938
	8/10/2006	8/9/2006				15,000	(8)	$132,000
	11/10/2006	11/9/2006				9,000	(6)	$67,320
	11/10/2006	11/9/2006				10,000	(7)	$74,800
Norm Hilgendorf	N/A	N/A	$—	$29,025	$53,213
	N/A	N/A	$—	$26,393	$51,750
	1/30/2006	1/28/2006				5,400	(4)	$37,098
	11/10/2006	11/9/2006				9,000	(6)	$67,320
	11/10/2006	11/9/2006				3,500	(7)	$26,180
Clay Simpson	N/A	N/A	$—	$25,080	$45,980
	N/A	N/A	$—	$22,083	$43,300
	1/30/2006	1/28/2006				4,500	(4)	$30,915
	11/10/2006	11/9/2006				7,500	(6)	$56,100
	11/10/2006	11/9/2006				5,000	(7)	$37,400

(1)

These columns show the range of possible payouts related to our first half and second half 2006 cash incentive plans. The first row for each named executive officer relates to the first half plan, and the second row relates to the second half plan. The amount actually paid related to the first half plan is listed in the Summary Compensation Table. No amounts were awarded related to the second half plan. Additional information regarding the design and operation of these plans and the determination of the related awards is set forth in our Compensation Discussion and Analysis under the heading “Cash Incentive Plans and Payouts.”

(2)

Each of these awards was issued under our Amended and Restated 1998 Stock Plan, and features an exercise price of $0.001 per share. Stock issued pursuant to these awards is eligible to receive dividends like any other share of common stock.

(3)

The grant date fair value of each award is calculated consistent with our application of FAS 123(R) as described in Note 2 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The January 30, 2006, August 10, 2006 and November 10, 2006 grants were valued based on a grant date fair value per share of $6.87, $8.80 and $7.48, respectively. Any actual amount realized from these awards by the recipients may be more or less than the amount stated here. These awards are discussed further under the heading “Long-Term Incentives” in our Compensation Discussion and Analysis and in the Outstanding Equity Awards at Fiscal Year-End Table.

(4)	40% of the underlying shares vested on July 30, 2006 and the remaining shares vested on January 30, 2007.
(5)	25,000 of the underlying shares vest on May 8, 2007, 25,000 vest on May 8, 2008 and 100,000 of the underlying shares on May 8, 2009.
(6)	One-third of the underlying shares vest on November 10, 2007, 2008 and 2009.
(7)	One-half of the underlying shares vest on November 10, 2007 and 2008.
(8)	10,000 of the underlying shares vest on May 8, 2007 and 5,000 of the underlying shares vest on May 8, 2008.

Outstanding Equity Awards at Fiscal Year-End Table For 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Robert Van Buskirk	7,834	—		$1.50	6/7/2009	206,000	(2)	$1,619,160
	8,818	—		1.50	9/30/2009
	112,152	—		1.50	11/8/2009
	480,000	—		1.34	3/21/2013
Charles Bland	193,958	26,042	(3)	1.58	5/6/2013	17,000	(4)	$133,620
	30,000	—		4.58	10/22/2014
Gerald Quinnell	23,334	—		1.34	3/21/2013	37,750	(5)	$296,715
Norm Hilgendorf	20,000	—		1.34	3/21/2013	22,740	(6)	$178,736
	48,750	6,250	(7)	1.63	4/17/2013
	20,000	—		4.58	10/22/2014
Clay Simpson	14,062	42,188	(8)	4.22	3/1/2015	18,200	(9)	$143,052

(1)	Calculated using the closing price on December 29, 2006 of $7.86. There is no assurance that these amounts will ever be realized.
(2)

Includes 6,000 shares that vested on January 30, 2007, 50,000 shares vesting June 16, 2007, 25,000 shares vesting May 8, 2007, 25,000 shares vesting May 8, 2008, and 100,000 shares vesting May 8, 2009.

(3)	These options vest in equal monthly increments through May 6, 2007.
(4)

Includes 4,500 shares that vested on January 30, 2007, 9,000 shares vesting in equal increments on November 10, 2007, 2008 and 2009, and 3,500 shares vesting in equal increments on November 10, 2007 and 2008.

(5)

Includes 3,750 shares that vested on January 30, 2007, 10,000 shares vesting on May 8, 2007, 5,000 shares vesting on May 8, 2008, 9,000 shares vesting in equal increments on November 10, 2007, 2008 and 2009, and 10,000 shares vesting in equal increments on November 10, 2007 and 2008.

(6)

Includes 3,240 shares that vested on January 30, 2007, 7,000 shares vesting on May 6, 2007, 9,000 shares vesting in equal increments on November 10, 2007, 2008 and 2009, and 3,500 shares vesting in equal increments on November 10, 2007 and 2008.

(7)	These options vested in equal monthly increments through April 17, 2007.
(8)	These options vest in equal monthly increments through March 1, 2009.
(9)

Includes 2,700 shares that vested on January 30, 2007, 3,000 shares vesting on May 6, 2007, 7,500 shares vesting in equal increments on November 10, 2007, 2008 and 2009, and 5,000 shares vesting in equal increments on November 10, 2007 and 2008.

Option Exercises and Stock Vested Table For 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Van Buskirk	85,976	$826,186	4,000	$37,280
Charles Bland	—	—	3,000	27,960
Gerald Quinnell	191,449	1,213,220	2,500	23,300
Norm Hilgendorf	60,000	344,506	2,160	20,131
Clay Simpson	18,750	148,493	1,800	16,776

(1)

The amounts in this column represent the value, net of their exercise price, of the shares acquired on exercise of the options, reported on a before-tax basis. The amount received on any later sale of these shares may be more or less than the amount noted here.

(2)

The amounts in this column represent the value of the vested shares on the date of vesting, reported on a before-tax basis. The amount received on any later sale of these shares may be more or less than the amount noted here.

Employment Agreements and Change In Control Benefits

Mr. Van Buskirk.    We have entered into an employment agreement with Mr. Van Buskirk that provides for a two-year employment relationship commencing on August 1, 2003 and sets forth the base salary, bonus opportunity, options, benefits and the responsibilities of Mr. Van Buskirk’s position in effect at the time of execution of the agreement. The agreement automatically renews for successive one-year terms unless either party provides notice of termination 60 days prior to the end of the existing term. Either we or Mr. Van Buskirk may terminate the employment relationship for any or no reason upon at least 30 days’ prior notice to the other party. However, if we terminate Mr. Van Buskirk’s employment during the term of the agreement other than for “cause” or he resigns his employment due to a “change in duties, compensation or benefits,” Mr. Van Buskirk is entitled to:

•

receive his pro rata share of any incentive bonus program earned up to the date of the termination, based on the full number of calendar months worked and the full number of calendar months comprising the incentive period;

•	continue to receive severance benefits equal to his base salary then in effect for a period of thirty months;

•	have 50% of all his unvested stock options and similar equity instruments immediately accelerate and vest; and

•

receive up to twelve months of continued medical and dental coverage under our plans or equivalent plans for himself and any dependents that were receiving such coverage prior to his termination, subject to his continued payment of the employee portion of the premium for such coverage.

At our option, we may pay the cash severance monthly as if it were continued salary or in one or more earlier lump sums. Mr. Van Buskirk is also entitled to the same cash severance and acceleration of options if his employment is terminated due to his death. In the event of his employment terminating due to his disability, for “cause” or by reason of his resignation other than for a “change in duties, compensation or benefits,” no special severance or acceleration is due to Mr. Van Buskirk, and he has the same rights as any other employee under our various benefit plans, except that in the case of death or disability the twelve months of continued medical and dental coverage noted above applies.

For purposes of this agreement, “cause” is defined as the executive’s doing any of the following:

•

following delivery to the executive of a written demand for performance by us which describes the basis for our belief that he has not substantially performed his duties, the executive’s continued violation of his obligations to us which is demonstrably willful and deliberate for a period of thirty (30) days following such written demand;

•	being convicted of a felony involving moral turpitude;

•	willfully breaching any material term of the employment agreement which continues uncured for a period of thirty (30) days after written notice thereof from us; or

•	without our consent, commencing employment with another employer while he is an employee of Sirenza.

For purposes of this agreement, “willful” is defined as committed without good faith without a reasonable belief that the act or omission was in our best interest.

For purposes of this agreement, “change in duties, compensation or benefits” is defined as any of the following occurring without the executive’s prior written consent:

•	a significant and detrimental change in the nature or scope of his authority, responsibilities or duties from those applicable to him immediately prior to such change;

•	a reduction in his annual base salary from that provided to him immediately prior to such reduction;

•

a diminution in his eligibility to participate in bonus, stock option, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to him, except for changes in the eligibility requirements for plans that are applicable to employees or executive officers generally, changes in plans that are applicable to all executives and result in a diminution of his benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives, and changes that are required by applicable law;

•

a material diminution in the kind or level of employee benefits and perquisites to which he is entitled immediately prior to such diminution, except for changes in the eligibility requirements for benefits that are applicable to employees generally, changes in benefits and perquisites that are applicable to all employees or executives and result in a diminution of his benefits that is fair and proportional as compared to the diminution for all executives, and changes that are required by applicable law;

•

a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to him immediately prior to such reduction, and which reduction is scheduled to last at least three months;

•	a change in the location of his principal place of employment by us by more than fifty (50) miles from the location where he was then principally employed;

•	the failure by us to obtain the assumption of his employment agreement by any successor company;

•	any purported termination by us of his employment which is not effected for death, disability or for cause;

•	any material breach by us of any material provision of the employment agreement; or

•

a reasonable determination by a majority of our Board that, as a result of a change of control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the functions or duties attached to his position immediately prior to the date on which a change of control occurs.

For purposes of this agreement, “change in control” is defined as any of the following:

•	a person or group becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of our then outstanding voting securities;

•

as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were our board of directors before such transaction(s) shall cease to constitute a majority of our or any successor’s board of directors;

•

we are merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 60% of the outstanding voting securities of the surviving corporation or entity are then owned in the aggregate by our former stockholders;

•	a tender offer or exchange offer is made and consummated for the ownership of securities representing 50% or more of the combined voting power of our then outstanding voting securities; or

•	we transfer all or substantially all of our assets to another corporation which is not our wholly owned subsidiary prior to such transfer.

Pursuant to his employment agreement, Mr. Van Buskirk has also agreed not to engage in competitive activities with Sirenza for the lesser of one year following termination of employment and such period of time during which he is entitled to severance benefits under the agreement. The non-competition agreement lapses upon the occurrence of a change of control not recommended by a majority of our Board. Upon a court finding that Mr. Van Buskirk has breached this non-competition agreement, all our severance obligations terminate and Mr. Van Buskirk is required to reimburse us for prior severance paid. Either party may waive any provision of the agreement in writing.

Mr. Bland.    We have entered into an employment agreement with Mr. Bland that provides for a two-year employment relationship commencing on July 15, 2005, a one-year non-competition agreement on the part of Mr. Bland following the termination of his employment on the same terms as those described above for Mr. Van Buskirk, and the base salary, bonus opportunity and other benefits and responsibilities of Mr. Bland’s position in effect at the time of execution of the agreement. Either party may terminate the employment relationship for any or no reason upon at least 30 days’ prior notice to the other party. This agreement features the same provisions regarding severance and change of control benefits described above for Mr. Van Buskirk, except that the cash severance amount is eighteen months rather than thirty months.

Mr. Simpson.    We have entered into an employment agreement with Mr. Simpson that provides for a two-year employment relationship commencing on March 1, 2005 and sets forth the base salary, bonus opportunity, options, benefits and the responsibilities of Mr. Simpson’s position in effect at the time of execution of the agreement. The agreement will be automatically renewed for successive one-year terms unless a party provides notice of termination 60 days prior to the end of the existing term. Either party may terminate the employment relationship for any or no reason upon at least 30 days’ prior notice to the other party. This agreement features the same provisions regarding severance and change of control benefits described above for Mr. Van Buskirk, except that the cash severance amount is six months rather than thirty months.

Mr. Quinnell.    We have entered into a change of control and severance agreement with Mr. Quinnell which provides that, in the event that Mr. Quinnell is involuntarily terminated by Sirenza without cause within twelve months following a change of control, Mr. Quinnell is entitled to receive continued payment of his base salary for a period of six months from the date of termination or until such earlier date when he obtains full-time employment in a senior management position with a subsequent employer. These payments are to be made in accordance with our normal payroll practices. In addition, we must maintain coverage under our group health, life and other insurance policies for Mr. Quinnell and any dependents that were receiving such coverage prior to his termination during this same six-month period. The agreement also provides that all unvested options held by Mr. Quinnell shall accelerate in full automatically upon a change of control. The agreement provides that either party may waive their rights thereunder in writing.

“Cause” is defined in the agreement as:

•	any act of personal dishonesty taken by Mr. Quinnell in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment;

•	his conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on our reputation or business;

•	a willful act by him which constitutes misconduct and is injurious to us; and

•

continued willful violations by him of his obligations to us after we have delivered written demand for performance to him which describes the basis for our belief that he has not substantially performed his duties.

“Change of Control” is defined in the agreement as:

•

the approval by our stockholders of a merger or consolidation of us with any other corporation, other than one which would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the total voting power of us or the surviving entity outstanding immediately after such merger or consolidation;

•	any approval by our stockholders of a plan of complete liquidation of us or an agreement for the sale or disposition by us of all or substantially all of our assets; or

•	any person becoming the beneficial owner, directly or indirectly, of securities representing 50% or more of the total voting power of our then outstanding voting securities.

“Involuntary Termination” is defined in the agreement as:

•

without his express written consent, a significant reduction or removal of his duties, position or responsibilities, unless he is provided with comparable duties, position and responsibilities or the reduction is solely by virtue of our being acquired and made part of a larger entity;

•	without his express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to him;

•	a reduction of his base salary;

•	a material reduction in the kind or level of employee benefits to which he is entitled with the result that his overall benefits package is significantly reduced;

•	without his express written consent, his relocation to a facility more than fifty (50) miles from his current location;

•	any purported termination by us which is not effected for cause or for which the grounds relied upon are not valid; or

•	the failure by us to obtain the assumption of the agreement by any successor company.

The agreement also provides that if the benefits to be received by Mr. Quinnell under the agreement would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, subject to the excise tax imposed by Section 4999 of that Code, then the benefits shall either be delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such excise tax. The choice between the two methods shall be made by an independent public accountant hired by us for such purpose, based on their determination of which method results in the receipt by him on an after-tax basis of the greatest amount of benefits.

General Plan Provisions.    Under our Amended and Restated 1998 Stock Plan, awards that are not assumed or substituted for by an acquirer of Sirenza with like acquirer awards will have their vesting accelerated in full in connection with an acquisition. We have also adopted standard terms and conditions applicable to our six month cash incentive plans, which provide that in the event we experience a change in control (as determined by the Compensation Committee) during an incentive plan period followed by an involuntary termination of a participant’s employment in the same period, an incentive award shall be paid to the participant at the higher of:

•	one half of the maximum award available for such participant for such period (as determined by the Committee); or

•	the award that would have been earned by the participant based on our projected performance for the full period, determined by the Committee at the time the change of control occurs.

2006 Potential Payments Upon Termination or Change In Control Table

The table below reflects the estimated amount of potential compensation payable in a lump sum or sums to each of the named executive officers in the event of the termination of their employment under various scenarios. The amount of compensation payable assumes that the termination was effective as of December 31, 2006. Mr. Hilgendorf has no such arrangements.

	Before Change in Control	After Change in Control	Voluntary Termination Other than for Good Reason	Death	Disability	Change in Control
Name	Termination w/o Cause or Quit for Good Reason	Termination w/o Cause or Quit for Good Reason
Robert Van Buskirk
Cash Severance	$937,500	$937,500	—	—	—	—
Pro Rata Cash Incentive Payout	—	—	—	—	—	—
Equity Award Acceleration (1)	809,580	809,580	—	—	—	—
Benefits Continuation	8,737	8,737	—	8,737	8,737	—

Total:	1,755,817	1,755,817	—	8,737	8,737	—

Charles Bland
Cash Severance	442,500	442,500	—	—	—	—
Pro Rata Cash Incentive Payout	—	—	—	—	—	—
Equity Award Acceleration (1)	169,155	169,155	—	—	—	—
Benefits Continuation	8,737	8,737	—	8,737	8,737	—

Total:	620,392	620,392	—	8,737	8,737	—

Gerald Quinnell
Cash Severance	—	127,500	—	—	—	—
Pro Rata Cash Incentive Payout	—	—	—	—	—	—
Equity Award Acceleration (1)	—	296,715	—	—	—	296,715
Benefits Continuation	—	7,553	—	—	—	—

Total:	—	431,768	—	—	—	296,715

Clay Simpson
Cash Severance	108,250	108,250	—	—	—	—
Pro Rata Cash Incentive Payout	—	—	—	—	—	—
Equity Award Acceleration (1)	237,325	237,325	—	—	—	—
Benefits Continuation	8,737	8,737	—	8,737	8,737	—

Total:	354,312	354,312	—	8,737	8,737	—

(1)	Calculated using the closing price on December 29, 2006 of $7.86 per share, and making no deduction for the value of any associated exercise price.

Potential payments in the table above do not include any payments and benefits payable to each of the named executive officers upon termination or a change in control that are provided on a non-discriminatory basis to employees, including the following:

•	accrued salary and paid time off payouts;

•	change in control provisions of our cash incentive plans and Amended and Restated 1998 Stock Plan;

•	refund of any unused amounts accrued under our 2000 Employee Stock Purchase Plan; and

•	distributions of balances under our 401(k) plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 10, 2007 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of the named executive officers;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, to our knowledge the persons named below have sole voting and investment power with respect to all shares of common stock held by them. For the purposes of calculating percentage ownership, as of April 10, 2007, 51,475,050 shares of our common stock were issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or Commission, and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other convertible instruments held by that person that would be exercisable within sixty days of April 10, 2007, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, each person has an address in care of our principal executive offices at 303 S. Technology Court, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
Trivium Capital Management LLC(1)	3,860,000	7.5%
600 Lexington Avenue, 23rd Floor
New York, NY 10022
Cortina Asset Management, LLC(2)	2,576,442	5.0%
330 East Kilbourn Avenue, Suite 850
Milwaukee, WI 53202
Executive Officers and Directors:
John Ocampo and Susan Ocampo(3)	11,667,429	22.7%
Robert Van Buskirk(4)	864,955	1.7%
Charles Bland(5)	229,958	*
Gerald Quinnell(6)	72,203	*
Norm Hilgendorf(7)	116,938	*
Clay Simpson(8)	41,637	*
John Bumgarner, Jr.(9)	71,500	*
Chris Crespi	13,000	*
Casimir Skrzypczak(10)	63,682	*
Gil Van Lunsen(11)	51,691	*
All directors and executive officers as a group (12 persons)(12)	13,328,943	25.3%

*	Less than 1%

(1)

We have included share ownership information for Trivium Capital Management LLC in reliance on its Schedule 13G filing with the Commission filed on March 8, 2007, which notes shared voting and dispositive power as to all such shares, and further notes shared voting and dispositive power as to 2,979,921 such shares by Trivium Offshore Fund Ltd.

(2)

We have included share ownership information for Cortina Asset Management, LLC in reliance on its Schedule 13G filing with the Commission filed on February 15, 2007, which notes sole voting power as to 1,243,647 of such shares, and sole dispositive power as to all such shares.

(3)

Consists of 9,110,911 shares held by John and Susan Ocampo, Trustees, Ocampo Family Trust UA 5-31-01, 102,422 shares held by John and Susan Ocampo, Trustees, Ocampo 2001 Charitable Trust dated 9-23-01, 900,000 shares held by Samat Partners, a California limited partnership of which each of John and Susan Ocampo is a General Partner, 18,180 shares held by Susan Ocampo as custodian for the Ocampos’ children, and an aggregate of 1,535,916 shares held in various trusts for the benefit of the Ocampos’ children. Mr. and Mrs. Ocampo are co-trustees with a third person of each the trusts for the benefit of their children and as such share voting and dispositive authority over the shares held in such trusts. Mr. and Mrs. Ocampo disclaim beneficial ownership of the shares held by each of the foregoing trusts and partnerships except to the extent of their pecuniary interest in these shares.

(4)	Includes 599,804 shares subject to outstanding options exercisable within sixty days of April 10, 2007.
(5)	Includes 210,000 shares subject to outstanding options exercisable within sixty days of April 10, 2007.
(6)	Includes 23,334 shares subject to outstanding options exercisable within sixty days of April 10, 2007, and 1,000 shares held by Mr. Quinnell’s spouse.
(7)	Includes 95,000 shares subject to outstanding options exercisable within sixty days of April 10, 2007.
(8)	Includes 23,437 shares subject to outstanding options exercisable within sixty days of April 10, 2007.
(9)

Includes 1,000 shares held by 21stCentury LLC, of which Mr. Bumgarner is a managing member, and 7,918 shares subject to outstanding options exercisable within sixty days of April 10, 2007. Mr. Bumgarner disclaims beneficial ownership of the shares held by 21stCentury LLC except to the extent of his pecuniary interest in these shares.

(10)	Includes 42,500 shares subject to outstanding options exercisable within sixty days of April 10, 2007.
(11)	Includes 48,333 shares subject to outstanding options exercisable within sixty days of April 10, 2007.
(12)	Includes 1,158,926 shares subject to outstanding options exercisable within sixty days of April 10, 2007.

EXECUTIVE OFFICERS

The names of our executive officers and certain information about them as of April 10, 2007 are set forth below:

Name	Age	Position
John Ocampo	48	Chairman of the Board
Robert Van Buskirk	58	President and Chief Executive Officer
Charles Bland	58	Chief Financial Officer
Gerald Hatley	37	Vice President, Controller and Chief Accounting Officer
Norm Hilgendorf	46	President, SMDI segment
Gerald Quinnell	50	Interim President, PDI segment
Susan Ocampo	49	Treasurer
Clay Simpson	35	Vice President, General Counsel and Secretary

Additional information regarding Messrs. Ocampo and Van Buskirk may be found above under “Proposal 1—Election of Directors—Information Regarding Nominees and Other Directors.”

Charles Bland has served as Sirenza’s Chief Financial Officer since July 2005. From May 2003 until July 2005, Mr. Bland served as our Chief Operating Officer. Prior to joining Sirenza, Mr. Bland served as the President and Chief Executive Officer of Vari-L Company, Inc. since May 2001. From June 2000 until he joined Vari-L, he served as the President of Growzone, Inc., a software company focused on the horticultural industry, and from June 1999 until June 2000, he was the President of AmericasDoctors.com, an Internet health care content site. From 1998 to 1999, Mr. Bland was the Chief Operating Officer at Quark Incorporated, provider of shrink wrap and client server software for the publishing industry. For the previous 24 years, Mr. Bland worked in positions of increasing responsibility with Owens Corning Fiberglass, a high performance glass composites and building materials company, with his final assignment being President, Africa/Latin American Operations. Mr. Bland also currently serves as a member of the Board of Directors of NightHawk Radiology Holdings, Inc., a provider of radiology services. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology.

Gerald Hatley has served as Sirenza’s Vice President, Controller and Chief Accounting Officer since April 2002. Mr. Hatley served as our Controller from December 1999 to April 2002. From October 1994 to December 1999, he served as an auditor for Ernst & Young LLP, most recently as an audit manager. Mr. Hatley holds a B.S. from California Polytechnic State University, San Luis Obispo and is a certified public accountant.

Norman Hilgendorf has served as the President of our SMDI Segment since November 2006. Mr. Hilgendorf served as our Chief Strategy Officer from October 2005 to November 2006. Between October 2004 and October 2005, Mr. Hilgendorf served as Sirenza’s Vice President, Business Development and Strategic Marketing. From December 2001 to October 2004, Mr. Hilgendorf served as our Vice President, Sales & Marketing. Mr. Hilgendorf served as our Marketing Director, Standard Products from May 2000 to December 2001, and as our Central U.S. Sales Director from January 2000 to May 2000. From January 1998 to December 1999, he was Vice President and General Manager at Richardson Electronics, a distributor of electronics components. He was also the Wireless Business Unit Manager and Product Manager for Richardson Electronics from 1994 to January 1998. Mr. Hilgendorf received his B.S.E.E. from the University of Illinois and an M.B.A. from the University of Chicago.

Gerald Quinnell has served as our Interim President, PDI Segment since December 2006. From November 2005 to December 2006, Mr. Quinnell served as Sirenza’s Executive Vice President, Corporate Business Development. From October 2004 to November 2005, Mr. Quinnell served as our Chief Strategy Officer. From February 2001 to October 2004, Mr. Quinnell served as our Executive Vice President, Business Development. From November 1998 to December 2001, Mr. Quinnell served as our Vice President, Sales and Marketing. From

November 1998 to February 2001, Mr. Quinnell also served as our Chief Operating Officer. Mr. Quinnell served as President and Chief Operating Officer of the RF and Microwave business unit of Avnet, Inc. from June 1997 to September 1998, and as Corporate Vice President of Avnet, Inc., during the same period. From 1988 to June 1997, Mr. Quinnell served as Chief Operating Officer of Penstock, Inc., an RF and microwave distribution company subsequently sold to Avnet, Inc. Mr. Quinnell holds a B.S. from the University of Phoenix.

Susan Ocampo is a co-founder of Sirenza and has served as our Treasurer since November 1999. From 1988 to November 1999, Mrs. Ocampo also served as our Chief Financial Officer and Secretary and as one of our directors. Mrs. Ocampo holds a B.A. from Maryknoll College, in Manila, Philippines.

Clay Simpson has served as our Vice President and General Counsel since March 2005 and was appointed as our Secretary in April 2005. Prior to joining Sirenza, from October 1997 through February 2005, Mr. Simpson served as an Associate Attorney with the law firm of Wilson Sonsini Goodrich & Rosati, P.C. Mr. Simpson holds a B.A from the University of California, Los Angeles, and a J.D. from Columbia University.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with Sirenza’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

John Bumgarner, Jr., Chairman

Casimir Skrzypczak

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Mr. Van Lunsen, Mr. Skrzypczak and Mr. Crespi.

In connection with the audit by Ernst & Young LLP, Sirenza’s independent auditors, of Sirenza’s financial statements as of and for the year ended December 31, 2006, the Audit Committee of the Board of Directors has performed the following functions, among others:

•	The Audit Committee has reviewed and discussed the audited financial statements with management.

•

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors their independence. In considering the auditors’ independence, the Audit Committee has considered the amount and nature of any fees paid by Sirenza to the independent auditors for non-audit services.

While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. Similarly, it is the responsibility of the independent auditors, and not the Audit Committee, to conduct the audit and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee has recommended to the Board of Directors that Sirenza’s audited financial statements as of and for the year ended December 31, 2006 be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Gil Van Lunsen, Chairman

Christopher Crespi

Casimir Skrzypczak

TRANSACTIONS WITH RELATED PARTIES

Subject to certain exceptions provided in Item 404(a) of Regulation S-K, we are required to disclose any transaction, arrangement or relationship we propose to enter into or have entered into since the beginning of the last fiscal year, in which:

•	the amount involved exceeds $120,000, and

•	a related party has or will have a direct or indirect material interest.

A “related party” means (a) any executive officer, director, nominee for election as a director or any person beneficially owning five percent or more of our common stock and (b) any immediate family member of such parties. We refer to these transactions as related party transactions.

Our policy regarding related party transactions is set forth in our code of business ethics and conduct, which is available at www.sirenza.com/corpgov. No information from our website is meant to be incorporated herein by this reference. The code provides that related party transactions are to be reviewed and pre-approved or ratified by our Audit Committee, and that in the case of related party transactions which are compensatory in nature, such review and approval may be performed by either our Audit Committee or our Compensation Committee. In determining whether to approve or ratify any related party transaction, the committee may consider, among other factors it may deem appropriate, whether the interested transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under similar circumstances, the extent of the related party’s interest in the transaction, and whether the transaction would impair the independence of any of our independent directors.

Except as described below, there have not been any related party transactions since January 1, 2006, nor are there any currently proposed.

Liao arrangements: On April 3, 2006, we acquired Premier Devices, Inc., or PDI, pursuant to an Agreement and Plan of Merger dated as of February 4, 2006 by and among the us, our wholly owned subsidiary, PDI, and spouses Phillip Chuanze Liao and Yeechin Shiong Liao. The consideration we paid the Liaos as PDI’s sole shareholders was 7.0 million shares of our common stock, $14.0 million in cash and $6.0 million in promissory notes maturing in April 2007. As part of the merger and as provided for by the merger agreement, on April 3, 2006, Phillip Chuanze Liao became the President of our wholly-owned subsidiary, Premier Devices—A Sirenza Company, and joined our Board of Directors. The shares issued to the Liaos in the merger also made them collectively a greater than 5% holder of our common stock.

In connection with the merger, we entered into an Executive Employment Agreement and a separate Non-Competition Agreement with Mr. Liao, each dated as of February 4, 2006 and effective upon the closing of the merger. The employment agreement provided for a two-year employment relationship as President of Premier Devices—A Sirenza Company, a base salary of $250,000 per annum, and the other benefits and responsibilities of Mr. Liao’s position in effect at the time the merger became effective. Either party could terminate the employment relationship at will upon at least 30 days’ notice, but if Mr. Liao was involuntarily terminated other than for “cause” or resigned his employment due to a “change in duties, compensation or benefits” (as such terms are defined in his agreement), or if his employment terminated by reason of his death, in addition to any earned but unpaid wages or bonus earned through that date he would have been entitled to receive severance benefits equal to his monthly base salary multiplied by the number of months remaining in his initial two-year employment term, if any. In addition, if Mr. Liao’s employment was terminated for the above reasons or by reason of his becoming disabled, any company-sponsored medical and dental coverage then in effect for him and his dependents would be continued by us for a period of 12 months. The non-competition agreement provides that Mr. Liao shall not compete with the Company in the fields of communications, radar and telemetry during the two-year period following the closing of the acquisition of PDI. Mr. Liao voluntarily resigned from his employment with us in December 2006, and no post-termination benefits became payable under this agreement by reason of his resignation.

At the closing of the merger, as partial consideration for the acquisition of PDI, we issued a promissory note dated April 3, 2006 to each of Mr. and Mrs. Liao. Each term note had a principal amount of $3,000,000, matured on April 3, 2007, was prepayable without penalty and bore simple interest of 5% per annum, payable in monthly increments during the term of the note. We retired one of the notes in November 2006 and the other in April 2007, and an aggregate of $237,500 in interest was paid on such notes during their respective terms.

We and the Liaos also entered into a Registration Rights Agreement dated as of February 4, 2006, which became effective upon the closing of the merger. This agreement required us to use commercially reasonable efforts to prepare and file a registration statement with the Securities and Exchange Commission registering the resale to the public by the Liaos of the shares of our common stock issued to them in connection with the merger, and also provided for customary cross-indemnification provisions between the Liaos and us with regard to potential related claims. The related registration statement was filed in November 2006.

We, Mr. and Mrs. Liao and U.S. Bank National Association as escrow agent also entered into an Escrow Agreement dated as of February 4, 2006, and effective as of the closing of the merger. Pursuant to the escrow agreement, upon the closing of the merger, 3,500,000 of the 7,000,000 shares of our common stock to be issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. The agreement allowed the Liaos to arrange for sales of the escrowed shares provided that $7.215 million of the proceeds of such sales would be deposited in the escrow, which they did in February 2007.

Billy Meng, the husband of Mr. Liao’s sister, was employed at PDI as a materials manager and became our employee as part of the acquisition. In 2006, subsequent to our acquisition of PDI, Mr. Meng’s cash compensation, combined with the grant date fair value of restricted stock award incentives we granted to him, approximated $183,000. The payment of these amounts to Mr. Meng was reviewed and ratified by our Audit Committee in 2007. Mr. Meng resigned from his employment with us in 2007, and forfeited all such restricted stock awards as they remained unvested at the date of his resignation.

Ocampo arrangements: John and Susan Ocampo are our co-founders, and are holders of more than 5% of our outstanding common stock. In addition, each is an executive officer and Mr. Ocampo is a director, with Mr. Ocampo serving as the Chairman of our Board of Directors and Mrs. Ocampo serving as our Treasurer. In 2006, Mr. and Mrs. Ocampo earned $282,692 and $166,346 in salary, respectively. Neither received any equity compensation or cash incentive payments in 2006.

GCS arrangements: Sirenza purchases materials used in production and research and development from GCS, a privately held semiconductor foundry. In 2002, Sirenza acquired 12.5 million shares of GCS, which represented approximately 14% of the GCS shares outstanding at the time. In addition, our President and CEO joined the seven-member GCS board of directors. We purchased materials used in production and research and development from GCS in 2006 totaling $1.5 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a).

Based on our review of copies of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3 and Forms 5 and amendments thereto furnished to us with respect to the last fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, we believe that, during 2006, all Section 16(a) filing requirements applicable to our officers, directors and persons owning more than 10% of our common stock were complied with, except as follows: (i) a Form 4 for the exercise of an aggregate of 3,000 options to purchase common stock and the sale of the underlying shares on November 17, 20 and 21, 2006 was not timely filed by Mr. Van Buskirk; (ii) a Form 4 for the exercise of an aggregate of 3,000 options to purchase common stock and the sale of the underlying shares on November 22 and 24, 2006 was not timely filed by Mr. Van Buskirk; (iii) a Form 3 filed on December 21, 2006 by Mr. Quinnell inadvertently overstated the number of shares directly held by him and included an incorrect option expiration date; (iv) a Form 4 filed on March 1, 2005 by Mr. Simpson inadvertently included an incorrect option price; (v) a Form 4 filed on February 24, 2004 by Mr. Van Buskirk inadvertently included an incorrect option price; (vi) Forms 4 filed on May 12, 2006 and July 11, 2006 by Mr. Van Buskirk inadvertently reported an incorrect number of derivative securities beneficially owned following the reported transactions. A corrective filing has been made in 2006 or 2007 for each of the above-described incidences of noncompliance.

DISCLAIMER REGARDING COMMITTEE REPORTS AND OTHER INFORMATION

Neither (i) the Compensation Committee report contained herein, (ii) the Audit Committee report contained herein, or (iii) any other information required to be disclosed herein by Item 407(d)(1) through (3) of Regulation S-K, shall be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

UNDERTAKING TO FURNISH FORM 10-K

A copy of our Annual Report to Stockholders, which includes financial statements, is being mailed with this Proxy Statement.

UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED HEREBY, WE SHALL PROVIDE TO SUCH PERSON, FREE OF CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR, AS FILED WITH THE SECURITIES EXCHANGE COMMISSION, CONTAINING A LIST BRIEFLY DESCRIBING THE EXHIBITS THERETO, BUT NOT THE EXHIBITS THEMSELVES. UPON WRITTEN REQUEST FROM ANY BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING, AND PAYMENT TO US OF A FEE IN THE AMOUNT OF OUR REASONABLE EXPENSES OF FURNISHING SUCH COPY, WE WILL ALSO FURNISH SUCH BENEFICIAL OWNER WITH A COPY OF ANY REQUESTED EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR.

Please address any requests for copies of the Annual Report to Stockholders or the Annual Report on Form 10-K to Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021, Attention: Investor Relations.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

PROXY	SIRENZA MICRODEVICES, INC.	PROXY
ANNUAL MEETING OF STOCKHOLDERS
MAY 31, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SIRENZA

The undersigned stockholder of Sirenza Microdevices, Inc., a Delaware corporation, hereby acknowledges receipt of Sirenza’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2007, and its Annual Report to Stockholders for the fiscal year ended December 31, 2006, and hereby appoints Charles Bland and Clay Simpson, or either of them, as proxies and attorneys in-fact, with full power to each of substitution on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares of common stock of Sirenza registered in the name of the undersigned at Sirenza’s 2007 Annual Meeting of Stockholders, to be held on Thursday, May 31, 2007 at 2:00 p.m. (local time) at Sirenza’s principal executive offices located at 303 S. Technology Court, Broomfield, CO 80021, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSAL 2. YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE IMMEDIATELY.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE (I) VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED ON THIS PROXY OR (II) MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(See reverse.)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Sirenza Microdevices, Inc. account online.

Access your Sirenza Microdevices, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Sirenza Microdevices, Inc., now makes it easy and convenient to get current information on your stockholder account.

View account status	• View payment history for dividends
View certificate history	• Make address changes
View book-entry information	• Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

PLEASE MARK YOUR VOTES AS INDICATED IN THE FOLLOWING EXAMPLE. X

1.	THE ELECTION OF 01 ROBERT VAN BUSKIRK AND 02 CHRISTOPHER CRESPI AS THE CLASS I DIRECTORS OF SIRENZA TO SERVE FOR A TERM OF THREE YEARS AND UNTIL SUCH TIME AS THEIR RESPECTIVE SUCCESSOR SHALL BE DULY ELECTED AND QUALIFIED.		2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR SIRENZA FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.	FOR	AGAINST	ABSTAIN

	FOR ALL (Except withhold as to Nominee(s) written below, if any:	WITHHOLD ALL		THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. THE PROXYHOLDERS MAY VOTE THE SHARES REPRESENTED BY THIS PROXY FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR MAY OTHERWISE REPRESENT SUCH SHARES WITH RESPECT TO SUCH MATTERS, IN EACH CASE IN THEIR DISCRETION.

	Excepted:			I plan to attend the Annual Meeting: Yes		No

Signature	Signature	Date:

Sign exactly as your name(s) appear on the stock certificate. A corporation or partnership is requested to sign its name by its President or other authorized officer, with the office held by such person clearly stated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If stock is registered in two names, both should sign.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/smdi		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.